Exhibit 99.1

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Karyopharm Reports Second Quarter 2024 Financial Results and Highlights Recent Company Progress

– Achieves Second Quarter 2024 Total Revenue of $42.8 Million and U.S. XPOVIO® (selinexor) Net Product Revenue of $28.0 Million; Positive Momentum ex-US with Continued Regulatory and Reimbursement Approvals –

– Updated Clinical Results at ASCO Annual Meeting Showed Median Progression-Free Survival (PFS) of 28.4 Months in the TP53 Wild-Type Exploratory Subgroup and 39.5 Months in the Proficient Mismatched Repair Status (pMMR) TP53 Wild-Type Exploratory Subgroup from Phase 3 SIENDO Study of Selinexor Maintenance Treatment in Advanced/Recurrent Endometrial Cancer –

– Pre-Clinical Data Presented at the June 2024 European Hematology Association Meeting Support Selinexor’s Mechanism of Action Targeting Multiple Oncogenic Pathways beyond JAK/STAT and Builds on the Compelling Clinical Data in Myelofibrosis —

– Completed Significant Refinancing Transactions and Amended Royalty Agreement with HealthCare Royalty Extending Vast Majority of Its Debt Maturities into 2028 and 2029, Well Beyond Expected Data Readouts and Potential Approvals from the Company’s Three Phase 3 Trials, Strengthening the Company for its Next Stage of Growth –

– Raises the Lower End of Full-Year 2024 Total Revenue Guidance to $145.0 Million to $160.0 Million and U.S. XPOVIO Net Product Revenue Guidance to $105.0 Million to $120.0 Million; Lowers Full Year 2024 R&D and SG&A Expense Guidance to $250.0 Million to $265.0 Million –

NEWTON, Mass. – August 6, 2024 – Karyopharm Therapeutics Inc. (Nasdaq: KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported financial results for the quarter ended June 30, 2024, and highlighted select corporate milestones and progress on its key clinical development programs.

“We are pleased with the strength of our commercial performance with consecutive quarter-over-quarter growth in the highly competitive multiple myeloma marketplace and look forward to leveraging the foundation that we have built in this indication to serve additional patients. Looking ahead with our improved capital structure following our debt refinancing and disciplined expense management, we are strongly positioned for our next stage of growth, to redefine the standard of care for patients with myelofibrosis and endometrial cancer, driven by selinexor’s growing body of compelling clinical and preclinical data in these indications,” said Richard Paulson, President and Chief Executive Officer of Karyopharm.

Second Quarter 2024 and Recent Highlights

XPOVIO Commercial Performance

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•	Achieved U.S. net product revenue of $28.0 million for the second quarter of 2024, compared to $26.0 million for the first quarter of 2024 and $28.5 million for the second quarter of 2023.

•	XPOVIO net product revenue was supported by quarter-over-quarter growth in both new patient starts and refills.

•

Continued quarter-over-quarter growth with > 10% growth in the community setting, which represents ~60% of overall net product revenues. In the academic setting, demand for XPOVIO was consistent quarter-over-quarter amidst ongoing competitive pressures, driven by the expanding use of XPOVIO immediately preceding and following T-cell therapies in later lines. The vast majority of XPOVIO new patient mix continues to be in the second to fourth lines of therapy.

•

Continued global momentum in the second quarter of 2024 with favorable reimbursement decisions in the United Kingdom and South Korea, and additional regulatory approvals in relapsed/refractory (R/R) DLBCL in mainland China and R/R multiple myeloma in multiple international markets.

Research and Development (R&D) Highlights

Myelofibrosis

•

Pre-clinical data were presented on the mechanism of action for XPO1 inhibition in myelofibrosis targeting multiple oncogenic pathways beyond JAK/STAT, including inhibition of NF-KB-driven proinflammatory cytokines and p53-mediated cell cycle regulation, at the June 2024 European Hematology Association meeting. These data suggest that XPO1 may be fundamental in myelofibrosis, providing the mechanistic rationale for both monotherapy as well as additive, if not synergistic, activity in combination with ruxolitinib, which we believe further supports the promising clinical results, including durable spleen volume reduction and symptom improvement, observed to date from the Phase 1 trial.

•

Pivotal SENTRY Phase 3 trial of selinexor in combination with ruxolitinib in JAK-naive myelofibrosis continues to enroll with strong momentum, supported by high interest from investigators and minimal competition from other therapies in the JAK-naïve setting; expected top-line data readout on track for 2H 2025.

Endometrial Cancer

•

Long-term follow-up data from a pre-specified exploratory subgroup analysis of patients with advanced or recurrent TP53 wild-type endometrial cancer from the SIENDO study (NCT03555422) were presented at “ASCO Plenary Series: Rapid Abstract Updates” oral session at the ASCO Annual Meeting in June 2024.

•

In the exploratory subgroup analysis from the Phase 3 SIENDO Study, 113 patients with TP53 wild-type advanced/recurrent endometrial cancer were randomized to receive selinexor (n=77) vs placebo (n=36) as maintenance therapy after 1L platinum-based chemotherapy. As of the April 1, 2024 data cut-off date, and a median duration of follow-up of 36.8 months, selinexor-treated patients had a median PFS of 28.4 months compared to 5.2 months for patients receiving placebo. In selinexor-treated patients with TP53 wild-type/pMMR and TP53 wild-type/dMMR endometrial cancer, the median PFS was 39.5 months and 13.1 months compared to 4.9 months and 3.7 months in those treated with placebo, respectively. Although

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immature, overall survival (OS) in the TP53 wild-type subgroup was promising, with a hazard ratio of 0.65; median OS for selinexor has not been reached as of the data cut-off date. No new safety signals were identified as of the data cut-off date of April 1, 2024. The most common treatment-emergent adverse events in selinexor treated TP53 wild-type patients were nausea (90%), vomiting (60%) and diarrhea (45%), the majority of which were grades 1-2.

•

The updated SIENDO analysis also highlighted findings from an exploratory quality-adjusted time without symptoms or toxicity analysis (Q-TWiST) used to assess quality and toxicity-adjusted PFS. The findings showed the restricted mean Q-TWiST for selinexor to be 26 months compared to 15 months for placebo, resulting in a difference of nearly 11 months.

•	Pivotal XPORT-EC-042 Phase 3 trial in TP53 wild-type endometrial cancer is now expected to read-out top-line data in early 2026, primarily due to higher-than-expected screen failure rates.

Multiple Myeloma

•

Updated clinical data on SPd (selinexor in combination with pomalidomide and dexamethasone) regimen from STOMP and MM-028 trials were published in the Frontiers of Oncology Journal in May 2024. Both the Phase 1b/2 Selinexor and Backbone Treatments of Myeloma Patients (STOMP) trial (NCT02343042) and the Phase 2b XPORT-MM-028 (NCT04414475) trials are evaluating multiple selinexor combinations, including SPd, in patients with relapsed or refractory multiple myeloma (RRMM). The updated results for SPd 40 mg from these studies showed a median PFS of 18.4 months and a manageable safety profile with no new safety signals.

•

Pivotal XPORT-MM-031 (EMN29) Phase 3 trial, an oral combination of selinexor 40 mg, pomalidomide and dexamethasone in patients with previously treated multiple myeloma, is enrolling patients at a lower rate than expected in an increasingly global competitive clinical trial environment targeting a similar patient population. Given this evolving environment and the positive SPd 40 mg PFS data published from the STOMP and MM-028 trials, Karyopharm intends to work with the trial’s sponsor, the European Myeloma Network, to amend certain aspects of the design for this trial, including a reduction in the number of patients that are targeted for enrollment, and the statistical plan. With these updates, Karyopharm expects top-line data readout in 1H 2025; there remains a potential to seek regulatory approval pending the outcome of the study results.

KPT-9274 (Padnarsertib)

•

KPT-9274, a first-in-class, oral small molecule and a dual inhibitor of PAK4 and NAMPT that was discovered at Karyopharm, was granted two Rare Pediatric Disease Designations (RPDD) by the U.S. Food and Drug Administration (FDA) for the treatment of Rhabdomyosarcoma (RMS) and for the treatment of Ewing sarcoma (EWS) in June 2024. The FDA further granted KPT-9274 two Orphan Drug Designations in July 2024 for the treatment of soft tissue sarcoma, which includes RMS, and for the treatment of EWS. RMS and EWS are rare cancers of the bone or soft tissue, primarily diagnosed in pediatric patients, with poor survival outcomes and high unmet need for new therapies. KPT-9274 showed tumor regressions and decreased metastatic properties in pediatric RMS and EWS pre-clinical models. Karyopharm is evaluating out-licensing and/or partnership opportunities for further advancement of this program.

Financing Transactions and 2024 Financial Outlook

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•

In May 2024, the Company completed certain financing transactions which extended the vast majority of its debt maturities into 2028 and 2029 and amended its royalty agreement with HealthCare Royalty, further strengthening its balance sheet.

Based on its current operating plans, Karyopharm has updated its guidance for full year 2024 as follows:

•

Total revenue to be in the range of $145.0 million to $160.0 million as compared to initial guidance of $140.0 million to $160.0 million. Total revenue consists of U.S. XPOVIO net product revenue and license, royalty and milestone revenue earned from partners.

•	U.S. XPOVIO net product revenue to be in the range of $105.0 million to $120.0 million as compared to initial guidance of $100.0 million to $120.0 million.

•

R&D and selling, general and administrative (SG&A) expenses to be in the range of $250.0 million to $265.0 million, which includes approximately $20.0 million estimated non-cash stock-based compensation expense, as compared to initial guidance of $260.0 million to $280.0 million including $20.0 million to $25.0 million of estimated non-cash stock-based compensation expense.

•

The Company expects that its existing cash, cash equivalents and investments, and the revenue it expects to generate from XPOVIO net product sales, as well as revenue generated from its license agreements, will be sufficient to fund its planned operations into the first quarter of 2026[1] aided by ongoing disciplined expense management and initiated cost saving measures.

1 Excluding re-payment of $24.5 million aggregate principal amount of the Company’s remaining senior convertible notes due 2025 and $25.0 million minimum liquidity covenant under the senior secured term loan due 2028.

Second Quarter 2024 Financial Results

Total revenue: Total revenue for the second quarter of 2024 was $42.8 million, compared to $37.6 million for the second quarter of 2023.

Net product revenue: Net product revenue for the second quarter of 2024 was $28.0 million, compared to $28.5 million for the second quarter of 2023.

License and other revenue: License and other revenue for the second quarter of 2024 was $14.8 million, compared to $9.1 million for the second quarter of 2023. The increase was primarily due to $4.0 million of milestone-related revenue recognized from Menarini in 2024 and a $2.3 million increase in revenue for the reimbursement of development-related expenses from Menarini due to an increase in the corresponding expenses.

Cost of sales: Cost of sales for the second quarter of 2024 was $1.5 million, compared to $1.2 million for the second quarter of 2023. Cost of sales reflects the costs of XPOVIO units sold and the costs of products sold to our partners.

R&D expenses: R&D expenses for the second quarter of 2024 were $38.4 million, compared to $31.5 million for the second quarter of 2023. The increase was primarily due to an increase in clinical trial and related costs,

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related mainly to increased activity in our ongoing pivotal Phase 3 trials in myelofibrosis and multiple myeloma, including increased purchases of comparator drugs.

SG&A expenses: SG&A expenses for the second quarter of 2024 were $31.1 million, compared to $34.5 million for the second quarter of 2023. The decrease was primarily due to our ongoing cost reduction initiatives and lower headcount.

Interest income: Interest income for the second quarter of 2024 was $1.9 million, compared to $2.8 million for the second quarter of 2023.

Interest expense: Interest expense for the second quarter of 2024 was $8.9 million, compared to $5.8 million for the second quarter of 2023. The increase in interest expense was due to the Company’s new term loan and new secured convertible senior notes.

Gain on extinguishment of debt and other income: The Company recognized a non-cash gain on extinguishment of debt of $44.7 million and other income of $14.3 million during the second quarter of 2024, which related to the refinancing transactions that were completed during the second quarter of 2024.

Net income (loss): Karyopharm reported net income of $23.8 million, or $0.15 income per basic share and $0.20 loss per diluted share, for the second quarter of 2024, compared to a net loss of $32.6 million, or $0.29 loss per basic and diluted share, for the second quarter of 2023.

Cash position: Cash, cash equivalents, restricted cash and investments as of June 30, 2024 totaled $152.5 million, compared to $192.4 million as of December 31, 2023.

Conference Call Information

Karyopharm will host a conference call today, August 6, 2024, at 8:00 a.m. Eastern Time, to discuss the second quarter 2024 financial results and provide business highlights. To access the conference call, please dial (800) 836-8184 (local) or (646) 357-8785 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call, along with accompanying slides, will be available under “Events & Presentations” in the Investor section of the Company’s website. An archived webcast will be available on the Company’s website approximately two hours after the event.

References:

1 Excluding re-payment $24.5 million aggregate principal amount of the Company’s remaining senior convertible notes due 2025 and $25.0 million minimum liquidity covenant under the senior secured term loan due 2028.

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral exportin 1 (XPO1) inhibitor and the first of Karyopharm’s Selective Inhibitor of Nuclear Export (SINE) compounds for the treatment of cancer. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein XPO1. XPOVIO is approved in the U.S. and marketed by Karyopharm in multiple oncology indications, including: (i) in combination with VELCADE® (bortezomib) and dexamethasone (XVd) in patients with multiple myeloma after at least one prior therapy; (ii) in combination with dexamethasone in patients with heavily pre-treated multiple myeloma; and (iii) in patients with diffuse large B-cell lymphoma (DLBCL), including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. XPOVIO

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(also known as NEXPOVIO® in certain countries) has received regulatory approvals in a growing number of ex-U.S. territories and countries, including Europe, the United Kingdom, China, South Korea and Israel, and is marketed in those areas by Karyopharm’s global partners. Selinexor is also being investigated in several other mid- and late-stage clinical trials across multiple high unmet need cancer indications, including in endometrial cancer and myelofibrosis.

For more information about Karyopharm’s products or clinical trials, please contact the Medical Information department at: Tel: +1 (888) 209-9326; Email: medicalinformation@karyopharm.com

XPOVIO® (selinexor) is a prescription medicine approved:

•	In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).

•

In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody (Xd).

•

For the treatment of adult patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL), not otherwise specified, including DLBCL arising from follicular lymphoma, after at least two lines of systemic therapy. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trial(s).

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

•	Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.

•	Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony-stimulating factors.

•

Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.

•

Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.

•	Serious Infection: Monitor for infection and treat promptly.

•

Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.

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Embryo-Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.

•	Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

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•

The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3-4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.

•

The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.

•

The most common adverse reactions (incidence ≥20%) in patients with DLBCL, excluding laboratory abnormalities, are fatigue, nausea, diarrhea, appetite decrease, weight decrease, constipation, vomiting, and pyrexia. Grade 3-4 laboratory abnormalities (≥15%) are thrombocytopenia, lymphopenia, neutropenia, anemia, and hyponatremia. In the SADAL trial, fatal adverse reactions occurred in 3.7% of patients within 30 days, and 5% of patients within 60 days of last treatment; the most frequent fatal adverse reactions was infection (4.5% of patients). Serious adverse reactions occurred in 46% of patients; the most frequent serious adverse reaction was infection (21% of patients). Discontinuation due to adverse reactions occurred in 17% of patients.

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1-888-209-9326 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is a commercial-stage pharmaceutical company whose dedication to pioneering novel cancer therapies is fueled by a belief in the extraordinary strength and courage of patients with cancer. Since its founding, Karyopharm has been an industry leader in oral compounds that address nuclear export dysregulation, a fundamental mechanism of oncogenesis. Karyopharm’s lead compound and first-in-class, oral exportin 1 (XPO1) inhibitor, XPOVIO® (selinexor), is approved in the U.S. and marketed by the Company in three oncology indications. It has also received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including Europe and the United Kingdom (as NEXPOVIO®) and China. Karyopharm has a focused pipeline targeting indications in multiple high unmet need cancers, including in multiple myeloma, endometrial cancer, myelofibrosis, and diffuse large B-cell lymphoma (DLBCL). For more information about our people, science and pipeline, please visit www.karyopharm.com, and follow us on LinkedIn and on X at @Karyopharm.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm’s guidance on its

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2024 total revenue, 2024 U.S. net product revenue and 2024 R&D and SG&A expenses; Karyopharm’s expected cash runway; expectations with respect to commercialization efforts; the ability of selinexor to treat patients with multiple myeloma, endometrial cancer, myelofibrosis, diffuse large B-cell lymphoma, and other diseases; and expectations with respect to the clinical development plans and potential regulatory submissions of selinexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO or that any of Karyopharm’s drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical trials, including subsequent analysis of existing data and new data received from ongoing and future trials; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical trials; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development or regulatory approval of drug candidates by Karyopharm’s competitors for products or product candidates in which Karyopharm is currently commercializing or developing; the direct or indirect impact of the COVID-19 pandemic or any future pandemic on Karyopharm’s business, results of operations and financial condition; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which was filed with the Securities and Exchange Commission (SEC) on May 8, 2024, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc. Any other trademarks referred to in this release are the property of their respective owners.

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Contacts

Investors:

Elhan Webb, CFA

Senior Vice President, Investor Relations

617.658.0600 | elhan.webb@karyopharm.com

Media:

Stacy Nobles

Head of Corporate Communications

617.658.0540 | stacy.nobles@karyopharm.com

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KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited); (in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Product revenue, net	$28,032	$28,460	$54,038	$56,748
License and other revenue	14,754	9,119	21,874	19,529

Total revenue	42,786	37,579	75,912	76,277

Operating expenses:
Cost of sales	1,465	1,194	3,376	2,545
Research and development	38,371	31,477	73,796	63,816
Selling, general and administrative	31,070	34,481	60,619	70,388

Total operating expenses	70,906	67,152	137,791	136,749

Loss from operations	(28,120)	(29,573)	(61,879)	(60,472)

Other income (expense):
Interest income	1,930	2,824	4,086	5,673
Interest expense	(8,949)	(5,784)	(14,833)	(11,542)
Gain on extinguishment of debt	44,702	—	44,702	—
Other income (expense), net	14,296	30	14,492	(234)

Total other income (expense), net	51,979	(2,930)	48,447	(6,103)

Income (loss) before income taxes	23,859	(32,503)	(13,432)	(66,575)
Income tax provision	(67)	(127)	(138)	(181)

Net income (loss)	$23,792	$(32,630)	$(13,570)	$(66,756)

Basic net income (loss) per share	$0.15	$(0.29)	$(0.11)	$(0.59)

Diluted net loss per share	$(0.20)	$(0.29)	$(0.48)	$(0.59)

Weighted-average number of common shares outstanding used to compute basic net income (loss) per share	121,027	114,207	118,240	113,846

Weighted-average number of common shares outstanding used to compute diluted net loss per share	154,425	114,207	127,066	113,846

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KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited); (in thousands)

	June 30, 2024	December 31, 2023
Assets
Cash, cash equivalents and investments	$152,124	$191,443
Restricted cash	336	961
Accounts receivable	37,995	26,962
Other assets	23,522	21,072

Total assets	$213,977	$240,438

Liabilities and stockholders’ deficit
Convertible senior notes due 2025	$24,359	$170,919
Convertible senior notes due 2029	73,255	—
Senior secured term loan	93,517	—
Deferred royalty obligation	73,499	132,479
Other liabilities	81,487	73,246

Total liabilities	346,117	376,644
Total stockholders’ deficit	(132,140)	(136,206)

Total liabilities and stockholders’ deficit; 124,635 and 114,915 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	$213,977	$240,438